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Exhibit 4.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

THE NAVIGATORS GROUP, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

        THE NAVIGATORS GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        FIRST:    The Board of Directors of the Corporation, at a meeting held on April 11, 2002, duly adopted a resolution setting forth the proposed amendment to the Certificate of Incorporation of the Corporation (the "Certificate"), declaring said amendment to be advisable and calling for the submission of said amendment to the stockholders of the Corporation for their approval and stating that such amendment will be effective only after an approval thereto by the stockholders of the Corporation.

        SECOND:    Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, said amendment was submitted to the stockholders of the Corporation at a meeting held on May 30, 2002, and such holders gave their approval and agreed to the adoption of the following resolution to amend the Certificate:

            RESOLVED, that Article Fourth of the Certificate be, and it hereby is, deleted in its entirety and the following Article Fourth is hereby inserted in its place:

    "ARTICLE FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue shall be 21,000,000, of which 20,000,000 shall be shares of Common Stock of the par value of $0.10 per share and 1,000,000 shall be shares of Preferred Stock of the par value of $0.10 per share."

        THIRD:    This said amendment was duly adopted in accordance with provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalty of perjury, this 31st day of May, 2002.

THE NAVIGATORS GROUP, INC.
By:	/s/ STANLEY A. GALANSKI Stanley A. Galanski President

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CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE NAVIGATORS GROUP, INC.